EXHIBIT 10.32

INFONET SERVICES CORPORATION

CEO INCENTIVE BONUS PLAN

This CEO Incentive Bonus Plan (the “Plan”) sets forth the plan of Infonet Services Corporation, a Delaware corporation (the “Company”), with respect to the payment of an incentive bonus to Jose Collazo, the Company’s Chief Executive Officer (the “CEO”) in connection with a Change in Control (as defined below).

WITNESSETH:

1. Effective Date. This Plan shall be effective as of March 16, 2004 (the “Effective Date”) and shall terminate on the first anniversary of the Effective Date (the “Termination Date”); provided, however, that, in the Committee’s sole discretion, this Plan may be extended for additional six-month periods commencing on the Termination Date; and provided, further, that in the event that the Company or its stockholders have entered into a definitive agreement prior to the Termination Date which, when consummated, would result in a Change in Control, this Plan shall automatically be extended for an additional six months on the Termination Date or for such other period of time as is necessary to procure any regulatory approvals for the Change in Control.

2. Definitions. Wherever the following terms are used in this Plan, they shall have the meanings ascribed below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a) “Change in Control” shall mean the acquisition by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company, its subsidiaries or any employee benefit plan of the Company (the “Acquirer”), of Common Stock that results in the Acquirer beneficially owning Common Stock representing more than 50% of the total combined voting power and value of the Company’s then outstanding Common Stock and either (i) the holders of the Class B Common Stock are afforded the opportunity to transfer their shares of Class B Common Stock to the Acquirer upon the same terms and to the same extent as the Company’s other stockholders or (ii) the average of the daily closing prices of a share of Class B Common Stock on the New York Stock Exchange for the four (4) months immediately following such acquisition is at least equal to one hundred and five percent (105%) of the highest purchase price per share paid by the Acquirer in any transaction which results in such acquisition. Notwithstanding the foregoing, the holders of the Class B Common Stock shall be treated as having been afforded the opportunity to transfer their shares of Class B Common Stock to the Acquirer upon the same terms and to the same extent as the Company’s other stockholders if, within twelve (12) months after the Acquirer’s becoming the owner of more than 50% of the total combined voting power and value of the Company’s then outstanding Common Stock, the Acquirer offers the Class B stockholders the opportunity to sell their shares at a price at least equal to the average price per share offered to the other stockholders. In the event that such an offer is made, the percentage of Common Stock beneficially owned by the Acquirer in the Change in Control shall be computed by taking into account the additional shares sold in such second transaction.

(b) “Class A Common Stock” shall mean the Company’s Class A common stock, $.01 par value per share.

(c) “Class B Common Stock” shall mean the Company’s Class B common stock, $.01 par value per share.

(d) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(e) “Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

(f) “Employment Agreement” shall mean the CEO Employment Agreement between the CEO and the Company, dated as of April 24, 2001, as amended.

(g) “Incentive Bonus” shall mean an amount payable in cash under this Plan determined in accordance with the Incentive Bonus Schedule or such greater amount as determined by the Committee in its discretion pursuant to Section 3.

(h) “Incentive Bonus Schedule” shall mean the schedule that will determine the Incentive Bonus earned based on the Selling Price Per Share and the percentage of Common Stock beneficially owned by the Acquirer in the Change in Control. The Incentive Bonus Schedule is the schedule adopted by the Committee at its April 20, 2004 meeting.

(i) “Reference Price” shall mean a minimum per share price, determined by the Committee, which the Selling Price Per Share must exceed in order for the CEO to be eligible to received an Incentive Bonus under this Plan.

(j) “Selling Price Per Share” shall be the average fair market value of the per share consideration received by the Company and/or the holders of the Common Stock in the transaction or series of transactions resulting in a Change in Control.

3. Incentive Bonus.

(a) In the event that a Change in Control occurs during the term of this Plan and if the Selling Price Per Share is greater than or equal to the Reference Price, then the CEO shall receive an Incentive Bonus determined pursuant to the Incentive Bonus Schedule (subject to Section 3(c)) if either (i) the CEO remains continuously employed by the Company until the consummation of the Change in Control or (ii) the CEO’s employment with the Company is terminated by the CEO for “Good Reason,” by the Company without “Cause” or due to the CEO’s “Death” or “Disability” (as each of such capitalized terms is defined in the Employment Agreement) and the Company or its stockholders have entered into a definitive agreement prior to the date of the termination of the CEO’s employment which, when consummated, would result in a Change in Control.

(b) If the Selling Price Per Share is less than the Reference Price, then the CEO shall not receive an Incentive Bonus pursuant to this Plan.

(c) Notwithstanding the preceding subsections of this Section 3, in the event that in connection with a Change in Control the holders of the Class B Common Stock transfer their shares of Class B Common Stock for a higher price per share than the price per share received by the holders of the Class A Common Stock for their shares of Class A Common Stock and the Committee determines, in its discretion, that the holders of the Class A Common Stock agreed to transfer their shares of Class A Common Stock for such a lower price per share for competitive reasons, the Committee may, in its discretion, award the CEO an Incentive Bonus in an amount greater than the amount determined pursuant to the Incentive Bonus Schedule. For the avoidance of doubt, the CEO and the Company confirm that payment of only one Incentive Bonus shall be made under this Plan even if more than one “Change in Control” transaction occurs during the term of this Plan; provided, that a two-step transaction like that referred to in Section 5 shall be treated as only one “Change in Control”.

4. Other Compensation. The Incentive Bonus shall be in addition to any other compensation that may be payable to the CEO, including, without limitation, severance or accelerated vesting of stock options; provided, however, that the Incentive Bonus shall be not be included in the calculation of (i) any severance payments or other benefits payable to the CEO under the Employment Agreement, and (ii) any payments or benefits under any employee welfare or pension benefit plans or programs or any other plans or programs, including, but not limited to, the Infonet Services Corporation Senior Executive Supplemental Benefits Plan, the Infonet Services Corporation Supplemental Executive Retirement Plan, and any 401(k) plans; and provided, further, that in the event that the CEO’s employment with the Company is terminated by the Company without “Cause,” by the CEO for “Good Reason” or due to the CEO’s “Death” or “Disability,” in each case within one year after a “Change in Control” (as each of such capitalized terms is defined in the Employment Agreement), the CEO shall not be paid any Incentive Bonus except to the extent that the amount of such bonus would exceed the aggregate amount of any cash separation payments or salary continuation payments the CEO would be entitled to receive pursuant to Sections 3.2 or 3.9 of the Employment Agreement.

5. Form of Payment/Taxes.

(a) The Incentive Bonus payable hereunder shall be payable in cash, in a lump sum, and shall be subject to applicable federal, state and local tax withholding. The Incentive Bonus payable hereunder shall be payable immediately upon the consummation of the Change in Control that results in the payment of such bonus hereunder, subject to such terms and conditions as may be determined by the Committee and set forth in the resolutions adopting the Plan; provided, however, that for the avoidance of doubt, in the event the Change in Control occurs in two steps (for example, first an offer to the holders of the Class A Common Stock and then an offer to the holders of the Class B Common Stock) or the Change in Control occurs as a result of the average trading price of a share of Class B Common Stock reaching a specified level during a specified four (4) month period as determined pursuant to clause (ii) of the “Change in Control” definition, the Incentive Bonus shall not be payable until the consummation of the second step or the end of such four (4) month period, as applicable.

(b) It is expressly understood and agreed by and between the Company and the CEO that the CEO shall be responsible for any and all taxes (other than taxes, such as employment taxes, that are imposed upon the Company) on the Incentive Bonus, including any excise taxes imposed on the Incentive Bonus under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company agrees that it shall treat the Incentive Bonus as reasonable compensation under Section 280G(b)(4)(B) of the Code unless the Company’s independent certified public accountants serving immediately prior to the Change in Control determines that such position is not based upon “substantial authority” within the meaning of Section 6662 of the Code, taking into account any other payments or benefits payable to the CEO pursuant to the terms of the Employment Agreement or otherwise. If the Company is required to report the Incentive Bonus as a “parachute payment” under Section 280G of the Code, no portion of the CEO’s “base amount,” within the meaning of Section 280G of the Code, shall be allocated to the Incentive Bonus for the purpose of determining the amount of the CEO’s “Gross-Up Payment” pursuant to Section 6.5 of the Employment Agreement.

6. No Rights of Continued Employment. Nothing in this Plan shall confer on the CEO the right to continued employment with either the Company or the purchaser of, or successor to, the Company after a Change in Control, or affect in any way the right of the Company to terminate the CEO’s employment at any time, with or without cause, or change the CEO’s responsibilities.

7. Administration, Amendment and Interpretation.

The Committee shall administer this Plan. The Committee shall construe and interpret this Plan, establish rules and regulations for its administration, and perform all other acts relating to this Plan including the delegation of administrative responsibilities that it believes reasonable and proper and in conformity with the purposes of this Plan.

8. Funding. No provision of the Plan shall require the Company, for purposes of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. The CEO shall have no rights under the Plan other than as an unsecured general creditor of the Company or its successor.

9. No Company Obligation. No provision of the Plan shall obligate the Company in any way to seek out, enter into or take any action whatsoever with respect to any transaction.

10. No Equity Interest. No provision of the Plan creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

11. Choice of Law. This Plan shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

12. Assignment. The Company may assign this Plan and its rights and obligations hereunder in whole, but not in part, only to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Plan or any of its rights and obligations hereunder. Notwithstanding the foregoing, the terms and provisions of this Plan shall be binding upon any successor to the Company (including without limitation, any purchaser or assignee of all or substantially all of the assets of the Company), and such successor shall accordingly be liable for the payment of all benefits which become due and payable under this Plan with respect to the CEO. The CEO may not assign or transfer any rights or obligations hereunder. Subject to the foregoing, this Plan shall inure to the benefit of, and shall be binding upon, the Company and the CEO and his successors and permitted assigns.

13. Severability. In the event that any one or more of the provisions contained in this Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Plan or any other such instrument.

I hereby certify that the foregoing Plan was duly adopted by the Compensation Committee of the Board of Directors of Infonet Services Corporation on March 16, 2004.

Executed on this 7th day of May, 2004.

By:	/s/ Paul Galleberg
Paul Galleberg Secretary